PUT-CALL AGREEMENT
dated as of
January 7, 2025
among
BAMCO, INC.,
THOMAS J. TULL,
THOMAS J. TULL AS TRUSTEE OF THE TULL FAMILY TRUST, U/A/D AUGUST 1, 2005, AS AMENDED,
and
FIRST LIGHT INVESTORS, LLC,
relating to the purchase and sale
of
Class A Common Stock
of
FIGS, Inc.

TABLE OF CONTENTS

i

ARTICLE 5
Covenants of Buyer and Sellers

Section 5.01.	Reasonable Best Efforts; Further Assurances	10
Section 5.02.	Certain Filings	11
Section 5.03.	Public Announcements	11

ARTICLE 6
Survival

Section 6.01.	Survival	11

ARTICLE 7
Termination

Section 7.01.	Grounds for Termination	12
Section 7.02.	Effect of Termination	12

ARTICLE 8
Miscellaneous

Section 8.01.	Notices	12
Section 8.02.	Amendments and Waivers	14
Section 8.03.	Expenses	14
Section 8.04.	Successors and Assigns	14
Section 8.05.	Governing Law	14
Section 8.06.	Jurisdiction	14
Section 8.07.	WAIVER OF JURY TRIAL	15
Section 8.08.	Counterparts; Effectiveness; Third Party Beneficiaries	15
Section 8.09.	Entire Agreement	15
Section 8.10.	Severability	15
Section 8.11.	Specific Performance	15

ii

PUT-CALL AGREEMENT
PUT-CALL AGREEMENT (this “Agreement”) dated as of January 7, 2025, by and among (i) BAMCO, Inc., a New York corporation (“Buyer”), (ii) Thomas J. Tull, in his individual capacity, (iii) Thomas J. Tull in his capacity as trustee of the Tull Family Trust, u/a/d August 1, 2005, as amended, and (iv) First Light Investors, LLC, a Delaware limited liability company (each, in the case of clauses (ii)-(iv), a “Seller” and collectively, “Sellers”).
WITNESSETH:
WHEREAS, Sellers are the record and beneficial owners of the Company Shares (as defined below); and
WHEREAS, Sellers and Buyer desire to enter into this Agreement pursuant to which (i) Sellers shall have the option to sell the Company Shares to Buyer and (ii) Buyer shall have the option to purchase the Company Shares from Sellers, in each case upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01.          Definitions.
(a)          As used herein, the following terms have the following meanings:
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that for purposes of this Agreement neither the Company nor any of its Subsidiaries shall be considered an Affiliate of Sellers or Buyer.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.
“Company” means FIGS, Inc., a Delaware corporation.
“Company Shares” means an aggregate of 27,833,825 shares of Common Stock, representing the sum of the Tranche I Shares and the Tranche II Shares.
“Expiration Date” means the date that is 120 days after the date of this Agreement.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Satisfaction Date” means the first Business Day following the expiration or termination of any applicable waiting period under the HSR Act relating to the transactions contemplated hereby.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.
“Material Adverse Effect” means, with respect to any Person, a material adverse effect on such Person’s ability to consummate the transactions contemplated by this Agreement.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, trustee or other entity or organization, including a Governmental Authority.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Tranche I Purchase Price” means an amount equal to (x) $6.25 multiplied by (y) the aggregate number of Tranche I Shares.
“Tranche I Shares” means 19,039,999 shares of Common Stock.
“Tranche II Purchase Price” means an amount equal to (x) $6.25 multiplied by (y) the aggregate number of Tranche II Shares.

“Tranche II Shares” means a number of shares equal to (x) 27,833,825 shares of Common Stock of the Company minus (y) if the Tranche I Shares have been sold to Buyer pursuant to the Tranche I Put Option, the Tranche I Shares.
“Transferred Shares Purchase Price” means an amount equal to (x) $6.25 multiplied by (y) the aggregate number of Transferred Shares.
“Trust” means a trust that is a Seller hereunder as a result of its respective trustees entering into this Agreement in their capacities as such.
(b)          Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agreement	Preamble
Buyer	Preamble
Call Exercise Notice	2.03(b)
Call Option	2.03(a)
Call Option Period	2.03(a)
e-mail	8.01
Option Closing Date	2.04
Put-Call Closing	2.04
Sellers	Preamble
Tranche I Option Period	2.01(a)
Tranche II Option Period	2.02(a)
Tranche I Put Exercise Notice	2.01(b)
Tranche II Put Exercise Notice	2.02(b)
Tranche I Put Option	2.01(a)
Tranche II Put Option	2.02(a)

Section 1.02.          Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words

(including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference in this Agreement to a trust (including a Seller that is a Trust) shall be deemed to be a reference to the relevant trust and/or its trustees from time to time acting, individually and in their capacities as trustees, in each case, as the context may require.
ARTICLE 2
Put and Call Options
Section 2.01.          Tranche I Put Option.
(a)          Put Option.  Subject to and upon the terms and conditions set forth in this Agreement, from and after January 11, 2025, and prior to the Expiration Date (the “Tranche I Option Period”), Sellers shall have the right, but not the obligation (the “Tranche I Put Option”), to sell, assign and transfer to Buyer, and require Buyer to purchase from Sellers, all (but not less than all) of the Tranche I Shares free and clear of any Liens (other than any restrictions on transfer under applicable securities laws) for an aggregate cash purchase price equal to the Tranche I Purchase Price.
(b)          Exercise of Tranche I Put Option.  If Sellers desire to exercise the Tranche I Put Option (which, for the sake of clarity, may only be exercised once), Sellers shall deliver written notice to Buyer at any time during the Tranche I Option Period that Sellers are irrevocably exercising the Tranche I Put Option pursuant to this Section 2.01 (the “Tranche I Put Exercise Notice”), whereupon, on the Option Closing Date, (i) Buyer or its designee shall be obligated to purchase, acquire and accept the Tranche I Shares from Sellers for the Tranche I Purchase Price and (ii) Sellers shall be obligated to and shall sell, assign, transfer, convey and deliver the Tranche I Shares to Buyer or its designee for the Tranche I Purchase Price, in each case in accordance with the provisions of Section 2.04 below.
Section 2.02.          Tranche II Put Option.
(a)          Put Option.  Subject to and upon the terms and conditions set forth in this Agreement, from and after the HSR Satisfaction Date and prior to the Expiration Date (the “Tranche II Option Period”), Sellers shall have the right, but not the obligation (the “Tranche II Put Option”), to sell, assign and transfer to Buyer, and require Buyer to purchase from Sellers, all (but not less than all) of the Tranche II Shares free and clear of any Liens (other than any restrictions on transfer under applicable securities laws) for an aggregate cash purchase price equal to the Tranche II Purchase Price.
(b)          Exercise of Tranche II Put Option.  If Sellers desire to exercise the Tranche II Put Option (which, for the sake of clarity, may only be exercised once), Sellers shall deliver written notice to Buyer at any time during the Tranche II Option

Period that Sellers are irrevocably exercising the Tranche II Put Option pursuant to this Section 2.02 (the “Tranche II Put Exercise Notice”), whereupon, on the Option Closing Date, (i) Buyer or its designee shall be obligated to purchase, acquire and accept such Tranche II Shares from Sellers for the Tranche II Purchase Price and (ii) Sellers shall be obligated to and shall sell, assign, transfer, convey and deliver the Tranche II Shares to Buyer or its designee for the Tranche II Purchase Price, in each case in accordance with the provisions of Section 2.04 below.
Section 2.03.          Call Option.
(a)          Call Option.  Subject to and upon the terms and conditions set forth in this Agreement, from and after the HSR Satisfaction Date and prior to the Expiration Date (the “Call Option Period”), Buyer shall have the right, but not the obligation (the “Call Option”), to purchase from Sellers, and require Sellers to sell, transfer and assign to Buyer, all (but not less than all) of the Tranche II Shares free and clear of any Liens (other than any restrictions on transfer under applicable securities laws) for an aggregate cash purchase price equal to the Tranche II Purchase Price.
(b)          Exercise of Call Option.  If Buyer desires to exercise the Call Option (which, for the sake of clarity, may only be exercised once), Buyer shall deliver written notice to Sellers at any time during the Call Option Period that Buyer is irrevocably exercising the Call Option pursuant to this Section 2.03 (the “Call Exercise Notice”), whereupon, on the Option Closing Date, (i) Buyer or its designee shall be obligated to purchase, acquire and accept the Tranche II Shares from Sellers for the Tranche II Purchase Price and (ii) Sellers shall be obligated to and shall sell, assign, transfer, convey and deliver the Tranche II Shares to Buyer or its designee for the Tranche II Purchase Price, in each case in accordance with the provisions of Section 2.04 below.
(c)          If a Call Exercise Notice and a Tranche II Put Exercise Notice are both delivered the notice that is deemed delivered first in accordance with Section 8.01 shall govern, and if both such notices are deemed delivered at the same time, the Call Exercise Notice shall govern.
Section 2.04.          Put-Call Closing.  The closing of the Tranche I Put Option, Tranche II Put Option or Call Option, as applicable, following the exercise of the Tranche I Put Option, the Tranche II Put Option or the Call Option, as applicable (each such closing, as applicable, a “Put-Call Closing”), shall take place remotely by the electronic transmission of executed documents or such other location agreed to by Sellers and Buyer on the first Business Day after the date of the Tranche I Put Option Notice, Tranche II Put Option Notice or Call Option Notice, as the case may be (the date of any such Put-Call Closing, the “Option Closing Date” with respect to such Put-Call Closing); provided that delivery of the Tranche I Put Option Notice, Tranche II Put Option Notice or Call Option Notice, as applicable, on a Saturday or Sunday shall be deemed delivered on such date for purposes of this Section 2.04.  On the Option Closing Date with respect to the applicable Put-Call Closing:

(a)          Buyer or its designee shall deliver to Sellers or their designee, by wire transfer of immediately available funds to an account or accounts designated by Sellers, the Tranche I Purchase Price or the Tranche II Purchase Price, as applicable; and
(b)          Sellers shall deliver to Buyer or its designee certificates for the Tranche I Shares or Tranche II Shares, as applicable and to the extent that such Tranche I Shares or Tranche II Shares are in certificate form, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, and to the extent that such Tranche I Shares or Tranche II Shares, as applicable, are not in certificate form, evidence of book-entry transfer of such Tranche I Shares or Tranche II Shares, in each case free and clear of any Liens (other than any restrictions on transfer under applicable securities laws).
ARTICLE 3
Representations and Warranties of Sellers
Each Seller (including, for the avoidance of doubt, Thomas J. Tull in his individual capacity, on behalf of each Seller that is a Trust) represents and warrants to Buyer as follows:
Section 3.01.          Corporate Existence and Power.
(a)          With respect to each Seller that is not a natural person, each Seller is validly existing and in good standing under the laws of its jurisdiction of formation and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
(b)          With respect to each Seller that is a Trust: (i) each such Trust has been duly created, is validly existing and is governed by and being properly administered under the laws of the Commonwealth of Pennsylvania governing trust agreements and trust administration, and such Seller’s situs and principal place of administration is the Commonwealth of Pennsylvania; (ii) each person executing this Agreement in his or her capacity as trustees has been duly appointed and is validly acting as the trustee of such Trust with all trust power and authority to execute and deliver this Agreement; and (iii) such Trust has not been revoked, modified or amended in any manner which would cause any of the representations in this Agreement to be incorrect.
Section 3.02.          Corporate Authorization.
(a)          With respect to each Seller that is an entity or a Trust, the execution, delivery and performance by each Seller of this Agreement and the consummation of the transactions contemplated hereby are within each Seller’s organizational powers and have been duly authorized by all necessary corporate, trust or other applicable action on the part of each Seller.  This Agreement constitutes a valid and binding agreement of each Seller (including any successor trustee of such Seller, as applicable).

(b)          With respect to each Seller that is a Trust, the trustees of such Trust have the requisite power and authority under such Trust’s trust agreement or other organizational documents, and the requisite legal capacity to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
Section 3.03.          Governmental Authorization.  The execution, delivery and performance by each Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1934 Act; and (iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Sellers.
Section 3.04.          Noncontravention.  The execution, delivery and performance by each Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) with respect to each Seller that is an entity or a Trust, violate the organizational documents of the applicable Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person (including, for the avoidance of doubt, any beneficiary of a Trust that is a Seller) under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of each Seller or to a loss of any benefit to which each Seller is entitled under any provision of any material agreement or other instrument binding upon Sellers or (iv) result in the creation or imposition of any material Lien on any asset of Sellers.
Section 3.05.          Ownership of Shares.  Sellers are the record and beneficial owners of the Company Shares, free and clear of any Lien (other than any restrictions on transfer under applicable securities laws), and will transfer and deliver to Buyer at the applicable Put-Call Closing valid title to the Tranche I Shares or the Tranche II Shares, as applicable, free and clear of any Lien (other than restrictions on transfer under applicable securities laws). With respect to each Seller, the number of Company Shares and the record and beneficial ownership thereof by each Seller are set forth on Schedule 3.05 attached hereto.
Section 3.06.          Litigation.  There is no action, suit, investigation or proceeding pending, or to the knowledge of each Seller, threatened, against him, her or it, as applicable, before any arbitrator or any Governmental Authority that is reasonably likely to have a Material Adverse Effect on Sellers, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 3.07.          Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.08.          No Reliance.  Each Seller understands and acknowledges that Buyer may have access to (and may be or is in possession of) information about the Company and the Common Stock (which may include material, non-public information) that may be or is material and superior to the information available to Sellers, and that Sellers do not have access to such information.  Each Seller acknowledges that it is agreeing to sell its Company Shares without any reliance on Buyer or its Affiliates or its or their representatives, that Sellers’ sale of the Company Shares to Buyer pursuant to this Agreement has not been solicited by Buyer, and that this Agreement has been entered into based on Sellers’ current investment strategies.  Each Seller acknowledges and agrees that, except for the delivery of the Tranche I Purchase Price or the Tranche II Purchase Price, as applicable, or in respect of any claim for breach of the terms of this Agreement by Buyer, Buyer will not have any liability to Sellers arising from this Agreement and the transactions contemplated hereby, including any liability under securities laws or other laws, rules and regulations.
Section 3.09.          No Other Representations and Warranties.  Except as expressly set forth in this Article 3, none of Sellers or any of their Affiliates, any of their related parties or representatives or any other Person make or have made any other representation or warranty, express or implied, at law or in equity, in respect of Sellers, any of their Affiliates, the Company Shares or the Company or any of its Subsidiaries.  Any such representation or warranty is hereby expressly disclaimed.
ARTICLE 4
Representations and Warranties of Buyer
Buyer represents and warrants to Sellers as follows:
Section 4.01.          Corporate Existence and Power.  Buyer is a New York corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
Section 4.02.          Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within Buyer’s organizational powers and have been duly authorized by all necessary corporate or other action on the part of Buyer.  This Agreement constitutes a valid and binding agreement of Buyer.
Section 4.03.          Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1934 Act; and (iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 4.04.          Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any material agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.
Section 4.05.          Litigation.  There is no action, suit, investigation or proceeding pending, or to the knowledge of Buyer threatened, against Buyer before any arbitrator or any Governmental Authority that is reasonably likely to have a Material Adverse Effect on Buyer or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 4.06.          Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement.
Section 4.07.          Financing.  Buyer has on the date hereof, and will at the applicable Put-Call Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Tranche I Purchase Price or the Tranche II Purchase Price, as applicable, and any other amounts to be paid by it hereunder.
Section 4.08.          Purchase for Investment.
(a)          Buyer is purchasing the Company Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company.  Buyer has evaluated the merits and risks of the transaction based exclusively on its own independent review and consultation with such investment, legal, tax and accounting and other advisers as it deemed necessary, is a sophisticated investor with respect to the Company Shares.  Buyer is capable of sustaining any loss resulting therefrom without material injury, including the entire loss of its investment in the Company Shares.  Buyer agrees to accept the Company Shares in the condition they are in on the applicable Option Closing Date based upon its own inspection, examination and determination with respect thereto.
(b)          Buyer is not relying and Buyer has not relied on any express or implied representations or warranties of any nature, including as to the accuracy or completeness of any information provided to Buyer, made by or on behalf of, or imputed to Sellers, except as expressly set forth in Article 3 of this Agreement.

Section 4.09.          No Reliance.  Buyer understands and acknowledges that Sellers may have access to (and may be or are in possession of) information about the Company and the Common Stock (which may include material, non-public information) that may be or is material and superior to the information available to Buyer, and that Buyer does not have access to such information.  Buyer acknowledges that it is agreeing to purchase the Company Shares without any reliance on Sellers or their Affiliates or their representatives, that Sellers’ sale of the Company Shares to Buyer pursuant to this Agreement has not been solicited by Sellers, and that this Agreement has been entered into based on Buyer’s current investment strategies.  Buyer acknowledges and agrees that, except for the delivery of the Tranche I Shares or the Tranche II Shares, as applicable, or in respect of any claim for breach of the terms of this Agreement by Sellers, Sellers will not have any liability to Buyer arising from this Agreement and the transactions contemplated hereby, including any liability under securities laws or other laws, rules and regulations.
Section 4.10.          No Other Representations and Warranties.  Buyer acknowledges that Sellers make no representation or warranty with respect to (i) any projections, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Sellers, the Company and their respective Subsidiaries or the future business and operations of the Company and the Subsidiaries or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to Sellers, the Company or their respective Subsidiaries or their respective businesses or operations (including as to the accuracy and completeness of any such information).
ARTICLE 5
Covenants of Buyer and Sellers
The parties agree that:
Section 5.01.          Reasonable Best Efforts; Further Assurances.
(a)          Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement.  The parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
(b)          In furtherance and not in limitation of the foregoing, Buyer and Sellers shall not later than 10 days after the date of this Agreement make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c)          Each party shall promptly notify the other parties of:
(i)          any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;
(ii)          any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iii)          the commencement of any actions, suits, claims, investigations or proceedings seeking to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 5.02.          Certain Filings.  The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.  Whether or not the transactions contemplated hereby are consummated, Buyer shall be responsible for the payment of all filing fees payable to the United States Federal Trade Commission, with respect to any notifications or forms required under the HSR Act in connection with obtaining any approvals or making the notifications or filings required pursuant to the HSR Act relating to the transactions contemplated hereby.
Section 5.03.          Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law (including, for the sake of clarity, any filing pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.
ARTICLE 6
Survival
Section 6.01.          Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive each Put-Call Closing.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive each Put-Call Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

ARTICLE 7
Termination
Section 7.01.          Grounds for Termination.  This Agreement may be terminated at any time prior to the sale of all of the Company Shares pursuant to this Agreement:
(a)          by mutual written agreement of Sellers and Buyer;
(b)          by Sellers or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; provided that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose breach of any provision of this Agreement (including a breach of Section 5.01(c)) has caused or resulted in such order, decree or judgment of any Governmental Authority being enacted or becoming applicable to the transactions contemplated hereby; or
(c)          by Sellers or Buyer if all of the Company Shares have not been acquired by Buyer or its designee at one or more Put-Call Closings on or prior to the Expiration Date; provided that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of any Put-Call Closing to be consummated by such time.
The party desiring to terminate this Agreement pursuant to Section 7.01(b) or Section 7.01(c) shall give notice of such termination to the other party.
Section 7.02.          Effect of Termination.  If this Agreement is terminated as permitted by Section 7.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by a party of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other parties as a result of such failure or breach.  The provisions of this Section 7.02, Section 8.02 and Sections 8.03, 8.05, 8.06 and 8.07 shall survive any termination hereof pursuant to Section 7.01.
ARTICLE 8
Miscellaneous
Section 8.01.          Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Baron Capital Group, Inc.
767 Fifth Avenue
Floor 48
New York, NY 10153
Attention: Patrick M. Patalino
E-mail: ppatalino@baroncapitalgroup.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention: Leonard Kreynin
E-mail: leonard.kreynin@davispolk.com

if to Sellers, to:

c/o Franklin Monroe Administrative Services
227 W. Monroe Street, Suite 5000
Chicago, IL 60606
Attention: Legal
E-mail: familyofficelegal@franklinmonroe.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, California 94301
Attention: Gregg A. Noel
E-mail: gregg.noel@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Howard L. Ellin; Christopher M. Barlow
E-mail: howard.ellin@skadden.com; christopher.barlow@skadden.com or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.

Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 8.02.          Amendments and Waivers.
(a)          Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 8.03.          Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 8.04.          Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.
Section 8.05.          Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
Section 8.06.          Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.07.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.08.          Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 8.09.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 8.10.          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 8.11.          Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, in addition to any other remedy to which they are entitled at law or in equity.
[Signature pages to follow]

Section 1.01.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BAMCO, INC.

By:	Patrick M. Patalino
	Name:	Patrick M. Patalino
	Title:	SVP, General Counsel

[Signature page to Put-Call Agreement]

SELLERS

By:	/s/ Thomas J. Tull
	Name:	Thomas J. Tull

TULL FAMILY TRUST, U/A/D AUGUST 1, 2005, AS AMENDED

By:	/s/ Thomas J. Tull
	Name:	Thomas J. Tull
	Title:	Trustee

[Signature page to Put-Call Agreement]

FIRST LIGHT INVESTORS, LLC

By:	/s/ Alba Tull
	Name:	Alba Tull
	Title:	Authorized Signatory

[Signature page to Put-Call Agreement]

Schedule 3.05

Seller	Company Shares
Thomas J. Tull	2,101,277
Tull Family Trust, u/a/d August 1, 2005	25,715,630
First Light Investors, LLC	16,918
Total	27,833,825